John H. Gutfreund
Chairman of the Board

July 2, 2008

Michael A. Zeher
Missoula, Montana 59808

Dear Mr. Zeher:

This Letter Agreement (“Agreement”) sets forth the terms on which you are to be employed by Nutrition 21, Inc. (the “Company”).

1)	GENERAL

a)
Effective July 14, 2008 and continuing thereafter during the Term (as hereinafter defined), the Company shall employ you, and you shall be employed by the Company, as its President and Chief Executive Officer. You shall report to the Board of Directors (the “Board”).

b)
You shall be elected as a director of the Company effective at the commencement of the Term, and you shall thereafter be nominated by the Board for reelection as a director by the shareholders at their annual meetings during the Term.

c)
Your employment by the Company shall be full time and you shall engage in no other business or employment during the Term, except that you may supervise your passive investments. You shall not serve on the board of any other for-profit company, except that you may serve as an outside director of Matrixx Initiatives, Inc. and as an outside director of any other companies that are approved in writing by the Board. Charitable organizations and similar type activities of a community service/volunteer nature are not prohibited by this paragraph.

d)	You shall adhere to the Company’s Standards of Business Conduct.

2)	PERIOD OF EMPLOYMENT

a)
The Term means the three-year period beginning on July 14, 2008 and ending July 13, 2011. However, the Term may be extended for successive one-year periods (each, a “Renewal Term”) unless at least 90 days prior to the end of the Term or the then most recent Renewal Term, the Company shall give notice to you or you shall give notice to the Company that the Term will not be further extended. In the event that this agreement is not renewed by the Company in either the original or renewal Terms, you shall be entitled to the twelve-month severance as prescribed in section 6.

b)
Notwithstanding the foregoing, your employment with the Company shall terminate on the earlier of your death or permanent disability, or upon termination by the Company or by you as provided in Section 6.

3)
COMPENSATION Your base compensation will be at the annual rate of $325,000, and will be paid in ordinary payroll installments, subject to withholding and similar deductions. The Board will review your base compensation in July 2009, and each July after that for the Term, and may increase your base compensation in its sole discretion, provided however, that the base salary shall be increased annually in a minimum amount that reflects the cost of living increase effective for the New York and vicinity area as published in the United States Consumer Price Index for the most recent time period preceding July 14 of the calendar year. This cost of living adjustment shall be effective for the pay period next following July 14 of each calendar year during the Term.

4)	BONUS AND STOCK OPTIONS

a)
You will receive, in addition to your base pay set forth above, an annual cash bonus of up to 60% of your annualized base compensation based on the extent to which you meet specific Performance Objectives based on cash flow, profitability and sales growth (in that order of importance) that the Board will establish in its discretion. These Performance Objectives for Fiscal Year 2009 are attached to this agreement as Exhibit A and incorporated herein by this reference. Each year of the Term, the Performance Objectives for the following year will be determined by the Board and the addendum attached hereto shall be amended to reflect the new Performance Objectives.

b)
By separate grant letter, the Company will on the date you become employed grant to you stock options to purchase 1,000,000 shares of the Company common stock (“Stock Options”) under the Company’s 2002 Inducement Stock Option Plan (the “Plan”). The Stock Options will vest (i) one-third on each anniversary of the commencement of the Term so long as on such anniversary you continue to be employed by the Company, or (ii), if earlier, on your death or permanent disability. Whether or not vested, the Stock Options will expire on the earlier of 89 days after termination of your employment (for any reason or for no reason and whether or not for cause) or 10 years after the date of grant. The Stock Options shall also be subject to the terms of the Plan and the grant letter. A copy of the Plan and grant letter will be provided to you prior to the date you sign this agreement.

Notwithstanding any of the foregoing, in the event the Company or a controlling interest in the Company is sold, majority control in the Company changes for any reason, or the Company is liquidated or is subject to an assignment for the benefit of creditors or files for protection under the United States Bankruptcy code, all of the Stock Options referred to above shall immediately vest to you without regard to the length of time you may have been employed.

The Board will review you annually for additional stock options or grants based on mutually agreed performance objectives and according to the above terms.

5)	OTHER BENEFITS

a)
The Company will during the Term cover you under its group insurance plans, e.g., medical, dental, vision, life insurance, AD&D, Short and Long Term Disability to the extent coverage is provided to similarly situated executives. You will also be entitled to participate in the Company’s sponsored savings plan. The Company shall maintain a policy of Director’s and Officer’s insurance that will protect you in the event you are named in any claim or suit, and shall provide you indemnity and a defense to any such claim. This policy, in the event of your termination or the termination of the Company’s existence, shall continue to insure you for all acts performed while you were employed under the terms of this agreement or a successor agreement.

b)
The Company will reimburse you for your reasonable documented out of pocket expenses incurred on behalf of the Company, but not for your home office expenses other than Company-related telephone expenses.

c)
You will receive four weeks of annual paid vacation. Annual paid vacation will accrue in accordance with the Company's vacation policy and any vested but unused vacation time shall be paid upon any termination of your employment.

d)
The Company will reimburse you for moving and relocation expenses that the Compensation Committee has approved in advance for up to $62,000.00. Should you resign without Good Reason (as hereinafter defined) before July 14, 2009, you will on the date of your resignation refund to the Company the total actual reimbursement received by you, up to the $62,000 maximum. In the event of your death or disability on or before July 14, 2009, this reimbursement shall be waived by the Company.

e)
On or before December 31, 2008 you will establish your principal residence within commuting distance from the Company’s principal office in Purchase, New York. The Company will reimburse you for up to $8,000 of documented temporary living and travel expenses that you incur after the date hereof and prior to moving into a new residence under this paragraph. These expenses are intended to offset costs incurred during the time that you have sold one residence and are unable to move into your new residence.

6)	TERMINATION

a)	Termination for Good Reason

i)
Your employment will be considered to have been terminated by you for “Good Reason” if the Company has breached any provision of this Agreement, you have given notice thereof to the Company and a demand that the breach be cured, and the Company has failed to cure the breach within 30 days after the Company has received your notice.

b)	Termination for Cause

i)	Your employment will be considered terminated by the Company “For Cause” if the Board notifies you that such termination is on account of:

(1)
your failure to perform your duties for the Company other than any such failure resulting from your disability, after (A) a written demand for performance was delivered to you by the Board which specifically identified the manner in which the Board believes that you have not performed your duties, and (B) your failure to reasonably comply with such demand within thirty days after notice to you,

(2)	your engagement in conduct materially and demonstrably injurious to the Company,

(3)	your breach of any provision of this Agreement or of the Confidentiality and Non-Compete Agreement referred to in Section 7), or

(4)	your conviction of any felony.

c)	Your Rights after Termination

i)
In the event that you resign for Good Reason or the Company terminates your employment other than For Cause, and after such resignation or termination you execute and deliver to the Company a general release in form and substance acceptable to the Company, then you will receive a continuation of your base salary, in ordinary payroll installments and subject to withholding, for 12 months from the date of your termination. In addition to the salary continuation as set forth above, you shall continue to receive employee benefits at the same level as you received prior to your termination, for a period of 12 months following the date of your termination.

ii)
In the event that (i) you resign other than for Good Reason or (ii) the Company terminates your employment For Cause, then you shall be entitled to receive your salary and benefits accrued to the date of termination, and you shall not be entitled to any further salary or benefits.

d)	No Other Rights

i)	The post-termination rights provided in this Section are exclusive of any and all other rights or benefits or reimbursements.

7)	There are incorporated herein each of the provisions of the Confidentiality and Non-Compete Agreement between the Company and you dated as of this date.

8)	The federal and state courts sitting in the State of New York shall have exclusive jurisdiction with respect to this Agreement.

9)
Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when forwarded for priority delivery by Federal Express or other recognized courier, addressed, if to the Company, to it at its then principal offices, attn: Chairman of the Board with a copy to the General Counsel, and, if to you, at the Company’s then principal offices (or at such other address as any party may specify by notice to all other parties given as aforesaid).

10)
This employment agreement supersedes all prior agreements and understandings (whether in writing, oral in board resolutions or otherwise) with respect to the subject matter of this agreement. Without limiting the generality of the foregoing, it sets forth all of your rights to compensation and other benefits both during your employment and thereafter. It may not be changed or terminated orally. All notices hereunder shall be in writing.

If you agree with the foregoing, would you please sign and return the original of this letter to The Company. Please retain the duplicate for your records.

Yours sincerely,
/s/ John Gutfreund
John Gutfreund Chairman of the Board
Nutrition 21, Inc.
4 Manhattanville Road
Purchase, NY 10577

Agreed to and accepted:

/s/ Michael A. Zeher
Michael A. Zeher